                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 11, 2002


                             SBS TECHNOLOGIES, INC.


                                   ----------


       New Mexico                    1-10981                   85-0359415
------------------------      ---------------------      -----------------------
(State of Incorporation)      (Commission File No.)      (IRS Employer I.D. No.)



 2400 Louisiana Blvd, NE  AFC Bldg 5-600    Albuquerque, New Mexico    87110
--------------------------------------------------------------------------------
 (Address of principal executive offices)                            (Zip code)




         Registrant's telephone number, including area code:  (505) 875-0600
                                                              --------------

ITEM 9.  REGULATION FD DISCLOSURE

On January 15, 2002, SBS Technologies, Inc. ("SBS") issued a press release announcing its unaudited financial results for the period ended December 31, 2001. Included in that press release was a discussion regarding a charge of approximately $8.8 million, net of tax, related to writing down inventory to net realizable value. Subsequent to the issuance of the press release, but before filing the Form 10-Q for the period ended December 31, 2001, SBS received a commitment from a customer to purchase certain inventory which resulted in a revision to the write-down of inventory associated with programs that are currently not anticipated to come back to their previous forecast. The new information resulted in a reduction to the inventory write down of approximately $712,000, net of tax, from approximately $8.8 million to approximately $8.1 million.

The change in the inventory write-down results in a decrease to the net loss before tax of approximately $1.1 million and a decrease to the net loss of approximately $712,000 for the three and six-month periods ended December 31, 2001. Following the change to the inventory write down, net loss for the three month period ended December 31, 2001 was $(11.385) million, or $(0.78) per share-assuming dilution compared to net income of $4.949 million, or $0.32 per share-assuming dilution for the three month period ended December 31, 2000. Following the change to the inventory write down, net loss for the six month period ended December 31, 2001 was $(10.737) million, or $(0.74) per share-assuming dilution compared to net income of $9.275 million, or $0.61 per share assuming dilution for the six month period ended December 31, 2000.

The December 31, 2001 Form 10-Q will reflect these revisions.




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                               SBS TECHNOLOGIES, INC.




Date:  February 11, 2002                       By /s/ James E. Dixon Jr.
                                                  ----------------------
                                                  James E. Dixon, Jr.
                                                  Chief Financial Officer